EXHIBIT 99(d)


N / E / W / S    R / E / L / E / A / S / E


November 27, 2001


FOR IMMEDIATE RELEASE
For more information, contact:
James J. Thrash, Senior Vice President/Chief Financial Officer
765-747-1390, http://firstmerchants.com

SOURCE: First Merchants Corporation

EAST CENTRAL INDIANA FINANCIAL INSTITUTIONS FORM TITLE INSURANCE JOINT VENTURE

Michael L. Cox, President and Chief Executive Officer of First Merchants Corporation, announced today that First Merchants has structured an agreement to enter the title service business. First Merchants will acquire the stock of Delaware County Abstract Company and Beebe & Smith Title Company, Inc., the two largest title companies in Delaware County.

Upon completion of these transactions, it is intended that Mutual First Financial, Inc. in Muncie, Indiana, and Americana Bancorp in New Castle, Indiana, will join First Merchants and become members of the Indiana Title Insurance Company, LLC that will operate the title business.

R. Donn Roberts, CEO of Mutual First Financial, Harry J. Bailey, CEO of Americana Bancorp, and Michael Cox began exploring this business opportunity several months ago. As major financial institutions in the central and northern Indiana markets generating both residential and commercial mortgages, the title service business will be a strategic adjunct to their lending activities.

James W. Trulock, owner of Delaware County Abstract, and James W. Smith, owner of Beebe & Smith Title Company, Inc., will be the principal managers of the ongoing business. Both of these individuals are attorneys and have been in the title business for many years. Both companies have been fixtures in Muncie for nearly 100 years and have the only full Indiana Land Title Association certified title plants in Delaware County. As the business develops, it is expected to expand throughout central Indiana. The closing of this transaction is expected on or about December 15, 2001, with an effective date of January 1, 2002.

First Merchants Corporation is an East Central Indiana Financial Holding Company. Its subsidiaries include First Merchants Bank in Delaware County and Hamilton Counties, the

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Madison  Community  Bank in Madison  County,  First United Bank in Henry County,
Union County National Bank, The Randolph County Bank, the First National Bank of Portland in Jay County, Decatur Bank & Trust Company in Adams County, and Frances Slocum Bank in Wabash. The corporation previously announced the pending acquisition of Lafayette Bancorporation. The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines and healthcare insurer, headquartered in Muncie, Indiana.

Mutual Federal Savings Bank is a wholly owned subsidiary of Mutual First Financial, Inc. and primarily services Delaware, Randolph, Kosciusko and Grant Counties in Indiana. The company stock is traded on the NASDAQ National Market under the symbol "MFSF".

Americana Bancorp is a bank holding company. Through its wholly owned subsidiary, Americana Bank and Trust, the company offers an extensive line of banking services and provides a range of investments and securities products through branches in central Indiana and in the greater Cincinnati, Ohio area. As its name implies, Americana Bank and Trust also offers trust and investment management services, has an interest in Family Financial Life Insurance Company, and owns Americana Insurance Agency, a full-service insurance agency.